Exhibit 99.1

Paramount Announces First Quarter 2016 Results

– Reports Core FFO of $0.23 per Diluted Share –

– Reiterates Guidance for Full Year 2016 –

NEW YORK—May 5, 2016 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 today and reported results for the quarter ended March 31, 2016.

First Quarter Highlights:

•	Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $49.0 million, or $0.23 per diluted share for the quarter ended March 31, 2016, compared to $39.0 million, or $0.18 per diluted share for the quarter ended March 31, 2015.

•	Leased 154,951 square feet at a weighted average initial rent of $78.68 per square foot, bringing portfolio leased occupancy to 95.6% at March 31, 2016, up 30 basis points from December 31, 2015.

•	On January 1, 2016, the Company adopted the accounting provisions of the new consolidation guidance that resulted in the deconsolidation of all of the Company’s real estate fund investments that were previously accounted for at fair value, with the exception of its Residential Development Fund, which was, and continues to be, consolidated at historical cost.

•	On February 11, 2016, the Company entered into a lease termination agreement with a tenant at 1633 Broadway for approximately 52,500 square feet that was scheduled to expire in August 2024. In connection therewith, the Company recognized net income of $0.3 million, comprised of (i) a lease termination fee of $10.9 million, which was partially offset by (ii) a $10.1 million non-cash write-off primarily related to the above-market lease asset and (iii) a $0.5 million write-off for tenant receivables. On March 3, 2016, the Company re-leased this space for an 11 year term at an initial cash rent of $80.00 per square foot.

•	On March 15, 2016, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.095 per share for the quarter ended March 31, 2016, which was paid on April 15, 2016.

Transactions Subsequent to the First Quarter:

•	On April 28, 2016, the Company completed the final closing of Fund VIII (the Company’s debt fund) bringing total capital commitments to $775.2 million.

•	On May 3, 2016, the Company completed a $500.0 million refinancing of 31 West 52nd Street, a 786,647 square foot Class A office building in Manhattan. The new 10-year loan is interest only at a fixed rate of 3.80%. The Company realized net proceeds of approximately $65.0 million after the repayment of the existing loan, swap breakage costs and closing costs. The property was previously encumbered by a $413.5 million loan that was scheduled to mature in December 2017 and had a weighted average interest rate of 4.23%.

Financial Results

Net loss attributable to common stockholders was $6.5 million, or $0.03 per diluted share, for the quarter ended March 31, 2016, compared to $9.7 million, or $0.05 per diluted share, for the quarter ended March 31, 2015.

FFO attributable to common stockholders was $49.2 million, or $0.23 per diluted share, for the quarter ended March 31, 2016, compared to $43.3 million, or $0.20 per diluted share, for the quarter ended March 31, 2015. FFO attributable to common stockholders for the quarters ended March 31, 2016 and 2015 includes the impact of (i) unrealized gain on interest rate swaps, including the Company’s pro rata share of such gains of an unconsolidated joint venture, (ii) severance costs and (iii) acquisition and transaction related costs. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarters ended March 31, 2016 and 2015 by $0.2 million and $4.3 million, or $0.00 and $0.02 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of these items, was $49.0 million, or $0.23 per diluted share, for the quarter ended March 31, 2016, compared to $39.0 million, or $0.18 per diluted share for the quarter ended March 31, 2015.

Portfolio Operations

During the first quarter, the Company leased 154,951 square feet at a weighted average initial rent of $78.68 per square foot. This leasing activity, offset by lease expirations during the quarter, increased the portfolio wide leased occupancy by 30 basis points from 95.3% at December 31, 2015 to 95.6% at March 31, 2016. Of the 154,951 square feet leased in the first quarter, 100,343 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 12.2% on a GAAP basis and a negative mark-to-market of 1.3% on a cash basis. The weighted average lease term for leases signed during the first quarter was 7.7 years and weighted average tenant improvements and leasing commissions on these leases were $6.83 per square foot per annum, or 8.7% of initial rent.

The first quarter mark-to-market includes the effect of the termination of the aforementioned 52,500 square foot above-market lease at 1633 Broadway that was released shortly thereafter at market rates. Excluding the impact of this lease, GAAP and cash basis mark-to-markets were positive 30.0% and 26.8%, respectively.

Guidance

Based on the Company’s performance for the quarter ended March 31, 2016 and its outlook for the remainder of 2016, the Company is reiterating its Estimated Core FFO Guidance of $0.80 to $0.84 per diluted share for 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gain from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items, including acquisition and transaction related costs, severance costs and unrealized gains or losses on interest rate swaps, which we believe enhances the comparability of our FFO across periods.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended March 31, 2016, which is available on our website.

Investor Conference Call and Webcast

The Company will host a webcast and conference call at 10:00 a.m. Eastern Time on Friday, May 6, 2016, to discuss first quarter 2016 results. The number to call is 1-877-407-0789 (domestic) or 1-201-689-8562 (international). A live webcast will be available in the Investors section of the Company’s website. A replay of the conference call will be archived on the Company’s website and will be available through May 13, 2016, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 13634693.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Investor Relations:

212-492-2298

ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2016	December 31, 2015
ASSETS:
Rental Property
Land	$2,042,071	$2,042,071
Buildings and improvements	5,630,764	5,610,046

	7,672,835	7,652,117
Accumulated depreciation and amortization	(283,379)	(243,089)

Rental Property, net	7,389,456	7,409,028
Cash and cash equivalents	178,721	143,884
Restricted cash	42,253	41,823
Real estate fund investments	—	416,438
Investments in unconsolidated real estate funds	26,880	—
Investments in unconsolidated joint ventures	7,121	7,102
Preferred equity investments	54,304	53,941
Marketable securities	21,398	21,521
Deferred rent receivable	97,660	77,792
Accounts and other receivables, net	12,092	10,844
Deferred charges, net	77,254	74,991
Intangible assets, net	464,227	511,207
Other assets	32,691	6,658

Total Assets	$8,404,057	$8,775,229

LIABILITIES:
Notes and mortgages payable, net	$2,923,834	$2,922,610
Revolving credit facility	40,000	20,000
Due to affiliates	27,299	27,299
Loans payable to noncontrolling interests	—	45,662
Accounts payable and accrued expenses	154,680	102,730
Dividends and distributions payable	25,147	25,067
Deferred income taxes	1,819	2,533
Interest rate swap liabilities	116,943	93,936
Intangible liabilities, net	167,069	179,741
Other liabilities	45,955	45,101

Total Liabilities	3,502,746	3,464,679

EQUITY:
Paramount Group, Inc. stockholders’ equity	3,725,824	3,761,017
Noncontrolling interests in:
Consolidated real estate funds	62,935	414,637
Consolidated joint ventures	238,101	236,849
Operating Partnership	874,451	898,047

Total Equity	$4,901,311	$5,310,550

Total Liabilities and Equity	$8,404,057	$8,775,229

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	Quarter Ended
	March 31, 2016	March 31, 2015
REVENUES:
Property rentals	$125,002	$126,402
Straight-line rent adjustments	19,869	15,951
Amortization of (above) below-market leases, net	(3,619)	890

Rental income	141,252	143,243
Tenant reimbursement income	10,789	13,488
Fee income	3,417	1,535
Other income	17,460	2,960

Total revenues	172,918	161,226
EXPENSES:
Operating	62,945	61,884
Depreciation and amortization	74,812	73,583
General and administrative	13,961	12,613
Acquisition and transaction related costs	935	1,139

Total expenses	152,653	149,219
Operating income	20,265	12,007
Income from real estate fund investments	—	5,221
Loss from unconsolidated real estate fund	(326)	—
Income from unconsolidated joint ventures	1,496	975
Interest and other income, net	1,700	854
Interest and debt expense	(37,119)	(41,888)
Unrealized gain on interest rate swaps	6,860	11,978

Net loss before income taxes	(7,124)	(10,853)
Income tax expense	(363)	(574)

Net loss	(7,487)	(11,427)
Less net loss attributable to noncontrolling interests in:
Consolidated real estate funds	674	(2,209)
Consolidated joint ventures	(1,252)	1,541
Operating Partnership	1,571	2,364

Net loss attributable to common stockholders	$(6,494)	$(9,731)

Net loss per share attributable to common stockholders:
Basic	$(0.03)	$(0.05)

Diluted	$(0.03)	$(0.05)

Weighted average common shares outstanding:
Basic	212,403,593	212,106,718

Diluted	212,403,593	212,106,718

Paramount Group, Inc.

Reconciliation of Net Loss to Funds from Operations

and Core Funds from Operations

(Unaudited and in thousands, except share and per share amounts)

	Quarter Ended
	March 31, 2016	March 31, 2015
Reconciliation of net loss to FFO and Core FFO:
Net loss	$(7,487)	$(11,427)
Real estate depreciation and amortization (including pro rata share unconsolidated joint ventures)	76,351	75,059

FFO	68,864	63,632
Less FFO attributable to noncontrolling interests in:
Consolidated real estate funds	448	(2,420)
Consolidated joint ventures	(8,147)	(7,369)

FFO attributable to Paramount Group Operating Partnership	61,165	53,843
Less FFO attributable to noncontrolling interests in Operating Partnership	(11,917)	(10,526)

FFO attributable to common stockholders	$49,248	$43,317

Per diluted share	$0.23	$0.20

FFO	$68,864	$63,632
Non-core (income) expense:
Acquisition and transaction related costs	935	1,139
Severance costs	2,874	3,315
Unrealized gains on interest rate swaps (including pro rata share of unconsolidated joint ventures)	(6,860)	(12,364)

Core FFO	65,813	55,722
Less Core FFO attributable to noncontrolling interests in:
Consolidated real estate funds	448	(2,420)
Consolidated joint ventures	(5,414)	(4,871)

Core FFO attributable to Paramount Group Operating Partnership	60,847	48,431
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(11,855)	(9,468)

Core FFO attributable to common stockholders	$48,992	$38,963

Per diluted share	$0.23	$0.18

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	212,403,593	212,106,718
Effect of dilutive securities	4,366	11,928

Denominator for FFO per diluted share	212,407,959	212,118,646